Exhibit 3.24

The Brønnøysund Register Centre	Certificate of Registration

Organization number:	912 582 914

Type of company:	Limited company

Date of incorporation :	1956-02-20

Transferred to the Register of Business Enterprises :	1989-02-08

Name :	HELICOPTER SERVICES GROUP AS

Business address:	Stavanger Lufthavn Sola 4050 SOLA
Municipality:	1124 SOLA
Country :	Norway

Postal address:	P.O. Box 522 4055 STAVANGER LUFTHAVN

Telephone number :	+ 47 51 65 37 00

Share capital NOK:	236, 927,427 .50

General manager/ managing director:	Karl Gjelvik

Board of directors:

Chairman of the board :	Lars Andreas Landsnes Kornblomstveien 19 4027 STAVANGER	A-shareholders’ representative

Board member (s) :	Leif Egil Torkelsen Karl Gjelvik Thomas Kaarud Thomas Lage Skarstein John Kåre Pedersen	A-shareholders’ representative A- shareholders’ representative Employees’ representative Employees’ representative Employees’ representative

Deputy board member (s):	Arnfinn Nærland	Employees’ representative

Signature :	The chairman of the board or two board members jointly.

Power of procuration:	The general manager alone.

Date of transcript 2011-12-07	Organization number 912 582 914	Page 1 of 2

The Brønnøysund Register Centre	Certificate of Registration

Auditor:	Certified auditing company Organization number 976 389 387 ERNST & YOUNG AS Dronning Eufemias gate 6 0191 OSLO

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 912 582 914	Page 2 of 2